Exhibit 10.3(a)

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”), is entered into as of August 9, 2005, by and between Cornell Companies, Inc., a Delaware corporation (the “Company”), and Mark S. Croft (the “Executive”).

Recital:

WHEREAS, the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors have determined that it is in the best interests of the Company and its stockholders to amend that certain Severance Agreement, dated as of November 28, 2005, by and between Company and Executive.

Agreement:

The Company and Executive agree that Section 2(a) of the Agreement is deleted in its entirety and replaced with the following:

“2(a)  The Company shall pay to the Executive in a lump sum in cash, concurrently with the Termination Date, a payment equal to 150% of the sum of (i) the Executive’s highest annual base salary as of the Termination Date or the Change in Control Date plus (ii) the average of the annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company or its Affiliates in respect of the two most recent full fiscal years ending on or prior to the Termination Date (or if the Executive has not been employed for two full fiscal years, then the annual bonus in respect of the most recent full fiscal year).”

Except as set forth above, no other term or condition of the Agreement is modified or amended.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment effective as of the date first written above.

CORNELL COMPANIES, INC.
By:	/s/ Patrick N. Perrin
Patrick N. Perrin
Sr. V.P., Chief Administrative Officer
THE EXECUTIVE
/s/ Mark S. Croft
Mark S. Croft